  As filed with the Securities and Exchange Commission on January 18th, 2000
                                                      Registration No. 333-71393


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          ___________________________

                                POST EFFECTIVE
                              AMENDMENT N0. 1 TO
                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ___________________________


                            SAF T LOK INCORPORATED
             (Exact name of Registrant as specified in it charter)

              Florida                                 65-0142837
   (State of other Jurisdiction of      (I.R.S. Employer Identification Number)
    incorporation or organization)

                            1101 Northpoint Parkway
                          West Palm Beach, FL  33407
                   (Address of Principal Executive Offices)


                        certain STOCK OPTION AGREEMENTS
                  (which are each an Individual Benefit Plan)


                            Mr. Franklin W. Brooks
                     President and Chief Executive Officer
                            1101 Northpoint Parkway
                          West Palm Beach, FL  33407
                                 (561)478-5625
(Name, Address and Telephone Number, including area code of Agent for Service)


                                With a Copy to:
                          Steven I. Weinberger, Esq.
                     Atlas, Pearlman, Trop & Borkson, P.A.
                               350 East Las Olas
                           Ft. Lauderdale, FL 33501
                               (954) 763-1200

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                             Proposed
                                         Amount to        Proposed           Maximum             Amount of
                                            be         Maximum Offering      Aggregate          Registration
  Title of Securities to be Registered   Registered    Price per Share     Offering Price           Fee
---------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value        2,802,500        1.82  (1)          $5,100,550             1,417.95
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The aggregate offering price and registration fee are based on the product that results from multiplying 2,802,500 shares by $1.82 per share, which is the weighted average exercise price of such options.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

  The information required by Part I is included in documents sent or given to the individuals set forth in the stock option agreements, which are individual benefit plants, included as exhibits herein, pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
                 -----------------------------------------------

     SAF T LOK INCORPORATED (the "Company") is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

     The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in the preceding paragraph.

     The description of the Company's common stock, par value $0.01 per share ("Common Stock"), contained in a registration statement filed on Form S-3 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

     ITEM 4.     DESCRIPTION OF SECURITIES.
                 -------------------------

     Not applicable.


     ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.
                 --------------------------------------

     Not applicable.

     ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                 -----------------------------------------

     Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgement in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

     Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate, management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the director's conduct triggers the liability provisions of Section 607.0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

     The Company's Articles of Incorporation provide that no director shall be personally liable for monetary damages for any statement, vote, decision, or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director, and the director's breach of, or failure to perform, those duties constitutes a violation of the criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), was a transaction from which the director derived an improper personal benefit, was a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, was in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, was in conscious disregard for the best interest of the Company, or willful misconduct, or in a proceeding by or in the right of someone other than the Company or a shareholder, was recklessness, in bad faith, with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     The Company's Articles of Incorporation further provide for the nonexclusive indemnification for each person who is or was a director, officer, agent, or employee of the Company or who is or was serving at the request of the Company as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Company has agreed to grant such indemnity, to the fullest extent permitted or authorized by current or future legislation, judicial, or administrative decision, against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director. The Company may maintain insurance, to protect itself and any such person against any such fine, liability, cost or expense. Costs, charges and expenses incurred by officers or directors in defending a civil or criminal suit, action, or proceeding shall be paid by the Company in advance of the final disposition upon receipt of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Company, and upon satisfaction of any other conditions as are required by law. Such costs, charges and expenses incurred by employees and agents may be so paid as the Board of Directors may deem appropriate.

     ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.
                 -----------------------------------

     Not applicable.


     ITEM 8.     EXHIBITS.
                 --------

     The exhibits filed as part of this Registration Statement are as follows:

     EXHIBIT
     NUMBER         DESCRIPTION
     ------         -----------

     5.1            Opinion of Gray, Harris & Robinson, P.A./(1)/

     23.1           Consent of Gray, Harris & Robinson, P.A. included in Exhibit
                    5.1./(1)/

     23.2           Letter of Consent from Goldberg & Company, P.A./(1)/

     24.1           Power of Attorney /(2)/

     99.1           Stock Option Agreement for Theodore M. Johnson./(1)/

     99.2           Stock Option Agreement for J. Thomas Smith./(1)/

     99.3 Stock Option Agreement for Moyle, Flanigan, Katz, Kolins, Raymond & Sheehan, P.A../(1)/

     99.4           Stock Option Agreement for Jon C. Moyle./(1)/

     99.5           Stock Option Agreement for Jon C. Moyle./(1)/

     99.6           Stock Option Agreement for Joseph M. Stanton./(2)/

     99.7           Stock Option Agreement for Richard P. Stanton./(2)/

     99.8           Stock Option Agreement for James O. Pasco./(1)/

     99.9           Stock Option Agreement for Timothy H. Scully./(1)/

     99.10          Stock Option Agreement for James V. Stanton./(2)/

     99.11          Stock Option Agreement for Dennis W. DeConcini./(2)/

     99.12          Stock Option Agreement for Franklin W. Brooks./(2)/

     99.13          Stock Option Agreement for Stephen S. Eccher./(2)/

     99.14          Stock Option Agreement for Jeffrey W. Brooks./(2)/

     99.15          Stock Option Agreement for William M. Schmidt./(2)/

     99.16          Stock Option Agreement for Eugene V. Horanoff./(2)/

     99.17          Stock Option Agreement for Jacqueline Cofer./(2)/

     99.18          Stock Option Agreement for Joseph M. Stanton./(1)/

     99.19          Stock Option Agreement for Richard P. Stanton./(1)/

     99.20          Stock Option Agreement for Peter T. Lyons./(1)/

     99.21          Stock Option Agreement for Timothy J. McCarthy./(1)/

     99.22          Stock Option Agreement for Debbie Glass./(2)/

     99.23          Stock Option Agreement for Bobbi Bretz./(2)/

     99.24          Stock Option Agreement for Jacqueline Cofer./(2)/

     99.25          Stock Option Agreement for Emily Eccher./(2)/

     99.26          Stock Option Agreement for Stephen B. Eccher./(2)/

     99.27          Stock Option Agreement for Stephanie D. Eccher./(2)/

     ______________
     /(1)/  Previously filed.

     /(2)/  Filed herewith.

     ITEM 9      UNDERTAKINGS
                 ------------

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rules 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy and as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on the 17th day of January, 2000.


SAF T LOK INCORPORATED



By: /s/ Franklin W. Brooks
    Franklin W. Brooks
    Chairman, President and Chief Executive Officer



By: /s/ William M. Schmidt
    William M. Schmidt, Chief Financial Officer,
    Principal Financial Officer and Principal Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on the 17/th/ day of January, 2000.


Signature                         Title                       Date
---------                         -----                       ----



/s/ Franklin W. Brooks            Chairman of the Board of    January 17, 2000
Franklin W. Brooks                Directors



/s/ Jeffrey W. Brooks*            Director, Vice President,   January 17, 2000
Jeffrey W. Brooks                 Secretary and Treasurer



/s/ William M. Schmidt*           Director and Employee       January 17, 2000
William M. Schmidt



/s/ Dennis W. DeConcini*          Director                    January 17, 2000
Dennis W. DeConcini



/s/ James V. Stanton*             Director                    January 17, 2000
James V. Stanton

* By: /s/ Franklin W. Brooks      Attorney-in-Fact            January 17, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

24.1      Power of Attorney.

99.6      Stock Option Agreement for Joseph M. Stanton.

99.7      Stock Option Agreement for Richard P. Stanton.

99.10     Stock Option Agreement for James V. Stanton.

99.11     Stock Option Agreement for Dennis W. DeConcini.

99.12     Stock Option Agreement for Franklin W. Brooks.

99.13     Stock Option Agreement for Stephen S. Eccher.

99.14     Stock Option Agreement for Jeffrey W. Brooks.

99.15     Stock Option Agreement for William M. Schmidt.

99.16     Stock Option Agreement for Eugene V. Horanoff.

99.17     Stock Option Agreement for Jacqueline Cofer.

99.22     Stock Option Agreement for Debbie Glass

99.23     Stock Option Agreement for Bobbi Bretz

99.24     Stock Option Agreement for Jacqueline Cofer

99.25     Stock Option Agreement for Emily Eccher

99.26     Stock Option Agreement for Stephen B. Eccher

99.27     Stock Option Agreement for Stephanie D. Eccher